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                                                                    Exhibit 10-T

                           [APServices LLC Letterhead]

March 6, 2006

Mr. Michael L. DeBacker
Vice President
Dana Corporation
4500 Dorr Street
Toledo, OH 43697

Re: Chief Financial Officer Services

Dear Mike:

This letter, together with the attached Schedules and General Terms and Conditions, sets forth the agreement ("Agreement") between AP Services, LLC, a Michigan limited liability company ("APS"), and Dana Corporation (the "Company"), for the engagement of APS to provide a temporary employee to the Company to assist in its restructuring as described below. All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedules and General Terms and Conditions.

Generally, the engagement of APS, including any APS employees who serve in Officer positions, shall be under the direct supervision of the Chief Executive Officer.

                               OBJECTIVE AND TASKS

APS will provide Kenneth A. Hiltz, or another comparable individual as mutually agreed upon by APS and the Company, to serve as the Company's Chief Financial Officer (the "CFO") reporting to and serving at the pleasure of the Company's Chief Executive Officer. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, the CFO will perform the services and carry out the duties that a Chief Financial Officer of a similar company would perform or carry out and any other services or duties as may be requested from time to time by the Chief Executive Officer.

                                 TIMING AND FEES

APS will commence this engagement immediately upon receipt of a copy of the executed Agreement.

APS shall be compensated for its services, and reimbursed for expenses, under this Agreement as set forth on Schedule 1.

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                                  MISCELLANEOUS

Upon execution of this Agreement the Company will promptly apply to the Bankruptcy Court to obtain approval of APS' retention nunc pro tunc to the date of the execution of this Agreement.

The terms and conditions set out in the attached Schedules and the General Terms and Conditions form part of this Agreement and are incorporated by reference herein.

If these terms meet with your approval, please sign and return the enclosed copy of this Agreement.

We look forward to working with you.

Sincerely yours,

AP SERVICES, LLC


/s/ K.A. Hiltz
-------------------------------------
Kenneth A. Hiltz
Managing Director

Acknowledged and Agreed to:

DANA CORPORATION


By: /s/ Michael L. DeBacker
    ---------------------------------
Its: Vice President, General Counsel
     & Secretary
Dated: 3-7-06

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                                   SCHEDULE 1

                                FEES AND EXPENSES

1. FEES: APS will be compensated for the services of Ken Hiltz as Chief Financial Officer at a rate of $125,000 per month.

2. EXPENSES: In addition to the fees set forth herein, the Company shall pay directly or reimburse APS, upon receipt of periodic billings, for APS's actual costs incurred, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, postage, telephone and facsimile charges.

                                   SCHEDULE 2

                                   DISCLOSURES

APS has caused to be submitted for review, by its conflicts check system, the names of significant parties in interest in this case. APS completed a search of its client database for a period including the past five years to determine whether it has had or has any relationships with the following entities:

a)   The Company and its affiliates;

b) The Company's current directors and officers and certain of their most significant business affiliations, as provided to APS by the Company;

c) The Company's largest unsecured creditors, as identified in the lists filed with the Company's Chapter 11 petitions;

d)   The Company's pre- and post-petition lenders; and,

e)   Various other potential parties in interest, as identified by the Company.

Based on this search, APS represents to the Company that, to the best of its knowledge, APS knows of no fact or situation that would represent a conflict of interest for APS with regard to the Company. However, APS wishes to disclose the following:

                              [70 items disclosed]

This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

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                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

These General Terms and Conditions ("Terms") are incorporated into the letter agreement ("Agreement") between the Company and APS to which these Terms are attached.

SECTION 1. COMPANY RESPONSIBILITIES

The Company will undertake responsibilities as set forth below:

1. Provide reliable, accurate and detailed information, materials, documentation and

2. Make decisions and take future actions, as the Company determines in its sole discretion based on any recommendations made by APS in connection with the tasks or work product under this Agreement.

APS' delivery of the services and the fees charged are dependent on (i) the Company's timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company's management. The Company shall be responsible for any delays, additional costs or other deficiencies caused solely as a result of the Company not completing its responsibilities.

SECTION 2. RETAINER AND PAYMENTS.

RETAINER. APS will submit monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.

PAYMENTS. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS' bank account, as follows:

Receiving Bank:      [Name] ____________________________________________________

                     [Number] __________________________________________________

Receiving Account:   [Name] ____________________________________________________

                     [Number] __________________________________________________

SECTION 3. RELATIONSHIP OF THE PARTIES.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Neither the CFO nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

SECTION 4. CONFIDENTIALITY.

APS shall keep confidential all non-public, confidential or proprietary information obtained from the Company during the performance of its services hereunder (the "Information"), and neither APS nor the CFO will disclose any Information to any other person or entity. "Information" includes non-public, confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants or any other non-public information or know-how provided to APS or the CFO The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the CFO from disclosure pursuant to a valid subpoena or court order, but APS and the CFO shall not encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the CFO shall promptly give notice of any such subpoena or court order by fax transmission to the Company. APS and the CFO may make reasonable disclosures of Information to third parties who need to know such Information in connection with the performance of APS' obligations and assignments hereunder; provided that such third parties are bound to retain the confidentiality under provisions similar to this Agreement. In addition, APS will have the right to disclose to others in the normal course of business its involvement with the Company. In the event that APS or the CFO makes any unauthorized release of information, APS shall inform the Company immediately.

The Company acknowledges that all information (written or oral), including Work Product (as defined in Section 5), generated by APS and the CFO in connection with this engagement is intended solely for the benefit and use of the Company in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS' prior approval except as required by law.

SECTION 5. INTELLECTUAL PROPERTY.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as "Work Product") shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.

SECTION 6. FRAMEWORK OF THE ENGAGEMENT.

The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist the Company and its Board of Directors in the management and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS or other such state and national professional bodies.

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                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

SECTION 7. INDEMNIFICATION AND OTHER MATTERS.

The Company shall indemnify, hold harmless and defend APS and APS' directors, officers, employees, the CFO and agents (the "Indemnified Parties") from and against all claims, liabilities, losses, expenses and damages (the "Claims") to the extent of the most favorable indemnities provided by the Company to any of its directors or officers, provided, however, (i) that the Company shall not be required to indemnify the Indemnified Parties for any Claims that arise from the gross negligence or willful misconduct of the Indemnified Parties that may be determined to rise to the level of gross negligence or willful misconduct and
(ii) that to the extent any matter for which indemnification is called for hereunder arises while the Company is under the protection of the Bankruptcy Code indemnification of APS personnel who are not directors or officers of the Company shall be subject to the approval of the Board of Directors of the Company. The Company shall pay costs as incurred, including reasonable legal fees and disbursements of counsel and the costs of APS' professional time (APS' professional time will be reimbursed at APS' rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which APS or other indemnities may be required or agree to participate but in which they are not a party. APS and its directors, officers, employees, Temporary Staff shall engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.

The Company agrees that it will use its best efforts to specifically include and cover, as a benefit for their protection, APS employees serving as officers of the Company with direct coverage as an insured under the Company's policy for directors' and officers' ("D&O") insurance. The Company further agrees that it will maintain such D&O insurance coverage for the period through which claims can be made against such APS employees. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS appointees under the Company's policy or does not have first dollar coverage, acceptable to APS, in effect for at least $10 million, it is agreed that APS may, at its option, attempt to purchase a separate D&O policy that will cover its employees and agents only and that the cost of same shall be invoiced to the Company as an out of pocket cash expense. If APS is unable to purchase such D&O insurance, then we reserve the right to terminate this agreement. In the event that other Temporary Staff become officers of the Company, such individuals will be entitled to the same benefit. The obligations of the parties as reflected herein shall survive the termination of the engagement.

APS is not responsible for any third-party products or services. The Company's sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.

APS shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or intentional misconduct.

SECTION 8. GOVERNING LAW.

The Agreement is governed by and shall be construed in accordance with the laws of the State of Ohio with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Toledo, Ohio under the AAA's Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys' fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, in the event the Company is under the protection of the Bankruptcy Code, the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.

SECTION 9. TERMINATION AND SURVIVAL.

The Agreement may be terminated at any time by written notice by one party to the other. APS shall not be entitled to any Contingent Success Fee if APS terminates the Agreement or if the Company terminates the Agreement for Cause (as defined below); however, APS shall be entitled to a pro rata portion of the Contingent Success Fee for the amount of work that has be completed by, or is attributed to, APS up to the date of termination if the Company terminates the Agreement without Cause. Such payment obligation, if any, shall inure to the benefit of any successor or assignee of APS.

Cause shall mean:

(a) The CFO acting on behalf of the Company is convicted of a felony,

(b) It is determined in good faith by the Board of Directors of the Company that, after 30 days notice and opportunity to cure, either (i) the CFO is engaging in misconduct injurious to the Company, (ii) the CFO breaches any of his or her material obligations under this Agreement; (iii) the CFO willfully disobeys a lawful direction of the Board of Directors or senior management of the Company; or (iv) gross negligence or willful misconduct by the CFO relating to the Company or the obligations of APS and the CFO under the Agreement.

Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms shall survive the expiration or termination of the Agreement.

SECTION 10. GENERAL.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the balance of the Agreement, these Terms shall govern.

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                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

AP Services, LLC
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: [Name] ______________________________________________________________

And if to the Company, to the address set forth in the Agreement, to the attention of the Company's General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

SECTION 11. DISCLOSURES.

APS is not aware of any fact or situation, other than those disclosed in
Schedule 2, which would represent a conflict of interest for APS with regard to the Company. However, APS has not completed a thorough check of the parties in interest with regard to the Company. Upon receiving additional information from the Company with respect to the parties in interest, APS will promptly complete a search of its relationships and will notify the Company of any connections APS may have with such parties in interest. While APS is not aware of any relationships, other than those disclosed in Schedule 2, that connect APS to any party in interest, because APS is a consulting firm that serves clients on a international basis in numerous cases, it is possible that APS may have rendered services to or have business associations with other entities which had or have relationships with the Company. APS has not and will not represent the interests of any of the entities disclosed on Schedule 2 in this case.